Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated February 24, 2021, relating to the financial statements of PRA Health Sciences, Inc. and the effectiveness of the PRA Health Sciences, Inc. internal control over financial reporting, appearing in the Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
June 30, 2021